Exhibit 99.1

Beyond, Inc. Expands Strategic Investment in Kirkland’s Home

Expanded relationship with Kirkland’s Home to accelerate store growth and enrich Intellectual Property Portfolio

MURRAY, Utah – May 12, 2025 - Beyond, Inc. (NYSE:BYON) (the “Company”), owner of Bed Bath & Beyond, Overstock, buybuy BABY, and a blockchain asset portfolio, announced the closing of a $5.2 million expansion of the existing credit facility with Kirkland’s, Inc. (Nasdaq: KIRK).  The upsized facility is intended to strengthen Kirkland’s financial position, provide flexibility for general working capital purposes and support an updated store conversion strategy.

Additionally, the companies have entered into an agreement for Beyond, Inc. to purchase certain “Kirkland” trademarks and related assets from Kirkland’s, subject to senior lender approvals, with the intent to license the trademarks back to Kirkland’s for use in connection with their existing retail stores and associated e-commerce websites.

Marcus Lemonis, Beyond’s Executive Chairman and Principal Executive Officer, commented, “Our expanded investment in Kirkland’s represents another step in our vision to create a family of trusted, iconic brands that serve customers where they are, both online and in local communities. We are excited to to bring a much-desired omni experience to our valuable customers.  We have broadened our brick-and-mortar store conversion strategy to include the Bed Bath & Beyond Home concept and buybuy BABY.  We also see great value in enhancing our intellectual property portfolio to include Kirkland’s Home within our family of brands alongside Bed Bath & Beyond, Overstock, and buybuy BABY, among others. We expect this to enhance Beyond’s brand equity and unlock new revenue streams across retail formats.”

In connection with the credit facility expansion noted above, the Company and Kirkland’s have agreed to certain amendments and modifications to existing agreements previously entered into between the companies, including:

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Credit Facility Expansion: An Amended and Restated Term Loan Credit Agreement whereby Beyond provided Kirkland’s with additional financing in an aggregate principal amount of $5 million plus accrued interest under the prior facility with Kirkland’s and outstanding collaboration fees under the prior collaboration agreement between the parties.  Under this amended agreement, Beyond has the option to convert the outstanding debt into shares of Kirkland’s common stock, subject to Nasdaq shareholder approval rules, if applicable.  In connection with the expansion of the credit facility, both Beyond and lender Bank of America have provided waivers to Kirkland’s with respect to the event of default for non-compliance with certain covenants disclosed in the Kirkland’s Annual Report on Form 10-K for the year ended February 1, 2025, filed with the Securities and Exchange Commission on May 2, 2025.

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Brand Portfolio Expansion: The parties have entered into an Asset Purchase Agreement, pursuant to which Beyond will acquire the rights of Kirkland’s in its Kirkland’s brand, together with certain related assets, expanding Beyond’s portfolio of iconic brands, subject to senior lender approvals.

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Enhanced Collaboration Terms: The parties have also entered into an Amended and Restated Collaboration Agreement whereby the parties have agreed to increase the ‘collaboration fee’ it receives from 0.25% to 0.50% on all of Kirkland’s brick-and-mortar retail revenue to capture expanded branding opportunity while eliminating Kirkland’s prior 3% royalty obligations on net sales in Kirkland’s-operated Bed Bath & Beyond and Overstock retail locations.

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Updated License and Store Strategy: The parties have amended their existing License Agreement to include a license to Kirkland’s to open and operate Bed Bath & Beyond Home and buybuy BABY stores within the neighborhood format retail footprint.

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Strengthened Capital Structure Flexibility and Governance: The transaction further includes the removal of transfer and voting restrictions associated with the shares of Kirkland’s stock that were previously issued under the Subscription Agreement, the removal of the standstill period previously in effect under the Investor Rights Agreement, and the addition of provisions under which Beyond may appoint one additional nominee to the Kirkland’s Board of Directors.

About Beyond
Beyond, Inc. (NYSE:BYON), based in Murray, Utah, is an ecommerce-focused retailer with an affinity model that owns or has ownership interests in various retail brands, offering a comprehensive array of products and services that enable its customers to enhance everyday life through quality, style, and value. The Company currently owns Bed Bath & Beyond, Overstock, buybuy BABY, and other related brands and websites as well as a blockchain asset portfolio. The Company regularly posts information and updates on its Newsroom and Investor Relations pages on its website, Beyond.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include all statements other than statements of historical fact, including but not limited to statements regarding the anticipated benefits of the transactions for any party, licensing arrangements, Beyond’s brand equity, future revenue streams, shareholder approval, and the timing of any of the foregoing. Forward-looking statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the factors found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 25, 2025, Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on April 29, 2025, and in our subsequent filings with the SEC.

Contact Information

Investor Relations
ir@beyond.com
pr@beyond.com